EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-30545, 33-37818, 333-118030, 333-118031, 333-154915 and 333-160942) and Form S-3 (Nos. 333-87254, 333-106709, 333-02519 and 333-162917) of A.M. Castle & Co. of our report dated February 6, 2012 relating to the consolidated financial statements of Tube Supply, Inc. and Affiliates as of October 31, 2011 and 2010 and for each of the three years in the period ended October 31, 2011 appearing in this Form 8-K/A.

/s/ MELTON & MELTON, L.L.P.
Melton & Melton, L.L.P.
Houston, Texas
February 24, 2012

 EX-1-